EXHIBIT 10.6

BOSTON SCIENTIFIC CORPORATION
NON-EMPLOYEE DIRECTOR
DEFERRED COMPENSATION PLAN

As Amended and Restated Effective January 1, 2014

BOSTON SCIENTIFIC CORPORATION
NON-EMPLOYEE DIRECTOR
DEFERRED COMPENSATION PLAN

As Amended and Restated Effective January 1, 2014

Table of Contents

Page

ARTICLE 1	Nature and Purpose of Plan	1
1.1	Nature	1
1.2	Purpose	1
ARTICLE 2	Participation	1
2.1	Commencement of Participation	1
2.2	Duration of Participation	1
ARTICLE 3	Elections and Accounts	1
3.1	Deferral Election	1
3.2	Deemed Elections	2
3.3	Deferred Cash Account	2
3.4	Deferred DSU Account	2
3.5	Account Statements	3
ARTICLE 4	Payment of Deferred Amounts	3
4.1	Payment Events for Deferred Cash Accounts	3
4.2	Form of Payment of Deferred Cash Accounts	3
4.3	Payment of Deferred Cash Accounts	4
4.4	Payment of Deferred DSU Accounts	4
4.5	Designation of Beneficiary	4
4.6	Delay For Specified Employees	5
4.7	Change in Control	5
ARTICLE 5	Nature of Claims for Benefit Payments	5
5.1	Obligation of the Company	5
5.2	Participants' Rights Unsecured	5
5.3	Establishment of Grantor Trust	5
ARTICLE 6	Administration	6
6.1	Plan Administrator	6

6.2	Powers of the Committee as Administrator	6
6.3	Finality of Committee Determinations	6
6.4	Claims Procedures	6
6.5	Indemnification	7
6.6	Right to Suspend Benefits and Correct Errors	7
6.7	Incapacity	7
6.8	Legal Holidays	7
ARTICLE 7	Amendment or Termination of the Plan	7
ARTICLE 8	Miscellaneous	8
8.1	No Assignment or Alienation	8
8.2	Limitation of Rights	8
8.3	Receipt and Release	8
8.4	No Effect on Future Service as a Director	8
8.5	Severability	8
8.6	Successor Company	8
8.7	Headings and Subheadings	8
8.8	Governing Law	8
ARTICLE 9	Definitions and Rules of Construction	8
9.1	Definitions	9
9.2	Rules of Construction	11

ARTICLE 1
Nature and Purpose of Plan
1.1    Nature. This document is an amendment and complete restatement, effective January 1, 2014, of the Boston Scientific Corporation Non-Employee Director Deferred Compensation Plan. Amounts deferred under the Plan prior to January 1, 2014 will be governed by the terms of the Plan as in effect immediately prior to the effective date of this restatement. The Plan is intended to be a nonqualified deferred compensation plan within the meaning of Code section 409A, to be construed and administered in accordance with the Section 409A Standards.
1.2    Purpose. The purpose of the Plan is to provide deferred compensation for the Company’s non-employee directors by providing Eligible Directors with an opportunity to defer a portion of their Compensation.
ARTICLE 2
Participation
2.1    Commencement of Participation. An Eligible Director will become a Participant by filing an election form in accordance with the provisions of Section 3.1.
2.2    Duration of Participation. A Participant will remain a Participant until he or she has received all payments to which he or she is entitled under the terms of the Plan.
ARTICLE 3
Elections and Accounts
3.1    Deferral Election.
(a)    Prior to the beginning of each Plan Year, each Eligible Director may elect in writing, in the manner and on the form prescribed by the Committee, to defer payment of all or a portion of the Eligible Director’s Compensation by making one or more of the following elections:
(i)    An election to defer payment of all or a portion, in increments of 25%, of the Director's Cash Compensation and have that deferred amount credited to a Deferred Cash Account pursuant to Section 3.3;
(ii)    An election to defer payment of all or a portion, in increments of 25%, of the Director’s Cash Compensation and have that deferred amount converted to Deferred DSUs and credited to a Deferred DSU Account pursuant to Section 3.4.

(iii)    An election to defer payment of all or a portion, in increments of 25%, of the Director’s Equity Compensation and have that portion credited, as Deferred DSUs, to a Deferred DSU Account pursuant to Section 3.4.
A Participant's deferral election for a Plan Year will become irrevocable on the day preceding the first day of the Plan Year.

(b)    If an individual becomes an Eligible Director after the beginning of a Plan Year and has not been eligible to participate in this Plan (or any other plan required to be aggregated with this Plan under the Section 409A Standards) at any time during the 24-month period ending on the date he or she becomes an Eligible Director, then, within thirty (30) days after the date the individual becomes an Eligible Director, he or she may make one or more of the elections described in Section 3.1(a) above with respect to Compensation for the Plan Year for services performed after the date the election is made, subject to any prorating that may be required under the Section 409A Standards. A deferral election made under this paragraph (b) will become irrevocable on the date the election is made.

3.2    Deemed Elections. If a Participant fails to make a timely deferral election in accordance with Section 3.1 for a Plan Year, the Participant will be deemed to have made the following elections:
(a)    The Participant will be deemed to have elected not to defer any portion of his Cash Compensation for the Plan Year.
(b)    The Participant will be deemed to have elected not to defer any portion of his Equity Compensation for the Plan Year.
3.3    Deferred Cash Account. A Deferred Cash Account will be established for any Participant who makes an election described in Section 3.1(a)(i) for any Plan Year. For each Plan Year for which a Participant makes an election described in Section 3.1(a)(i), the Participant’s Deferred Cash Account is credited with the amount of the Cash Compensation that the Participant elected to defer. A Participant’s Deferred Cash Account may be comprised of separate sub-accounts for each Plan Year with respect to which the Participant makes an election described in Section 3.1(a)(i), as necessary to keep accurate and complete records of when deferred amounts are to be distributed in accordance with the Participant’s deferral elections and Section 4.3. For each day on which the New York Stock Exchange is open for business, the Committee’s designated record keeper will adjust each Participant’s Deferred Cash Account to reflect investment returns or losses of the Participant’s selected Measuring Investment(s). In accordance with rules and procedures established by the Committee or its designee, the Committee’s designated record keeper will permit Participants to select the Measuring Investment(s) for specified portions of their respective Deferred Cash Accounts from among the available Measuring Investments. If a Participant fails to designate any Measuring Investments, the Participant will be deemed to have selected the default Measuring Investment designated by the Committee or its designee.
3.4    Deferred DSU Account. A Deferred DSU Account will be established for any Participant who makes an election described in Section 3.1(a)(ii) or (a)(iii) for any Plan Year.

For each Plan Year for which a Participant makes an election described in Section 3.1(a)(ii), the Participant’s Deferred DSU Account will be credited with Deferred DSUs equal to the quotient (rounded down to the next whole number) of (A) divided by (B), where (A) is the dollar value of the Cash Compensation that the Participant elected to defer, and (B) is the closing price per share of Company Stock on the date the Cash Compensation would have been paid to the Participant in the absence of the Participant making an election described in Section. 3.1(a)(ii). For each Plan Year for which a Participant makes an election described in Section 3.1(a)(iii) with respect to a portion of his or her Equity Compensation (the “Deferred Portion”), the Participant’s Deferred DSU Account will be credited with a number of Deferred DSUs equal to the number of Deferred Stock Units that would have been granted to the Participant under the LTIP if the Participant had elected to receive the Deferred Portion in the form of Deferred Stock Units rather than as Deferred DSUs under the Plan.
3.5    Account Records. Participants will be able to access records of their Deferred Cash Account and Deferred DSU Account balances online or telephonically through the appropriate record keeper.
ARTICLE 4
Payment of Deferred Amounts
4.1    Payment Events for Deferred Cash Accounts. In each deferral election that a Participant makes as described in Section 3.1(a)(i), the Participant may elect a payment event from the following options:
(a)    the Participant’s Separation From Service; or
(b)    the earlier of (i) the Participant’s Separation From Service, or (ii) the calendar year irrevocably designated by the Participant in his or her deferral election described in Section 3.1(a)(i), which cannot be earlier than the second calendar year following the Plan Year to which the deferral election relates.
If a Participant makes an election described in Section 3.1(a)(i) but fails to specify a payment event, the Participant will be deemed to have elected the payment event described in paragraph (a) above. If the Participant elects (or is deemed to have elected) the payment event described in paragraph (a), then payment will be made (or commence) within 60 days following the Participant’s Separation From Service. If the Participant elects the payment event described in paragraph (b), then payment will be made (or commence) in January of the year designated in the Participant’s election, unless the Participant’s Separation From Service occurs before the beginning of that designated year, in which case payment will be made (or commence) within 60 days following the Participant’s Separation From Service.
4.2    Form of Payment of Deferred Cash Accounts. In each deferral election that a Participant makes as described in Section 3.1(a)(i), the Participant may elect a form of payment from the following options:
(a)    a single lump sum payment; or

(b)    annual installments over a period of two to five years, as specified by the Participant.
If a Participant makes an election described in Section 3.1(a)(i) but fails to specify a form of payment, the Participant will be deemed to have elected the form of payment described in paragraph (a) of this Section 4.2. Under the form of payment described in paragraph (a) of this Section 4.2, the amount of lump sum will be equal to the amount credited to the Participant's Deferred Cash Account as of the date of the payment. Under the payment option described in paragraph (b) of this Section 4.2, the amount of each installment will be equal to the amount credited to the Participant's Deferred Cash Account as of the date of the installment payment divided by the number of installment payments that have not yet been made. All payments from Deferred Cash Accounts under the Plan will be made in cash.
4.3    Payment of Deferred Cash Accounts. Except as otherwise provided in this Section 4.3, payment of a Participant’s Deferred Cash Account will be made to the Participant in accordance with the Participant’s elections from the options available under Sections 4.1 and 4.2. Notwithstanding a Participant's election of the payment option described in Section 4.1(b), if the total value of the Participant's Accounts does not exceed the applicable dollar amount under Code section 402(g)(1)(B) at any time following the year in which the Participant's Separation From Service occurs, the Committee may pay out the amount credited to the Participant's Deferred Cash Account in a lump sum. Any lump sum payment made pursuant to the preceding sentence will include the entire amount of the Participant's interest in the Plan and in any agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified plan under Treasury Regulation §1.409A-1(c)(2). In addition, if a Participant who elected the payment option described in Section 4.1(b) dies before all amounts due from the Participant’s Deferred Cash Account have been paid, then the unpaid balance credited to the Participant’s Deferred Cash Account will be paid in a lump sum to the Participant’s Beneficiary within 60 days following the Participant’s death.
4.4    Payment of Deferred DSU Accounts. Upon the Participant's Separation From Service for any reason, the total number of vested Deferred DSUs credited to the Participant's Deferred DSU Account will be settled in shares of Company Stock (with one share of Company Stock payable for each whole Deferred DSU) and distributed to the Participant within 60 days after the Participant's Separation From Service. Any Deferred DSUs that are not vested as of the date of the Participant’s Separation From Service will be forfeited. The extent to which Deferred DSUs are vested will be determined by the terms of the LTIP and any applicable award agreement.
4.5    Designation of Beneficiary. A Participant may designate a Beneficiary or Beneficiaries under the Plan to receive payment of the Participant's Accounts upon the Participant's death by submitting a completed Beneficiary designation to the Committee's designated record keeper, in the form and manner prescribed by the Committee or its designee, before the Participant's death. If the Participant fails to designate a Beneficiary, or if no designated Beneficiary survives the Participant, the Participant's Beneficiary will be the Participant's estate.

4.6    Delay For Specified Employees. Because the Plan is only for Eligible Directors (those who are not employees of the Company), it is not expected that any Participants will be Specified Employees. However, in the event that a Participant is a Specified Employee at the time of his Separation From Service, then notwithstanding any other provision of the Plan, unless the Participant’s Separation From Service is by reason of the Participant’s death, then any amount that becomes payable under the Plan due to the Participant’s Separation From Service will be paid on the first day that is six months after the date on which the Participant's Separation From Service occurs.
4.7    Change in Control Event. Notwithstanding any other Plan provision, if a Change in Control Event occurs, then:

(a)    the unpaid balance of a Participant’s Deferred Cash Account will be paid in a single lump sum payment within 60 days following the date on which the Change in Control Event occurs; and
(b)    any unvested Deferred DSUs credited to the Participant's Deferred DSU Account will become vested, and all Deferred DSUs credited to the Participant’s Deferred DSU Account will be settled in shares of Company Stock (with one share of Company Stock payable for each whole Deferred DSU) and distributed to the Participant following the date on which the Change in Control Event occurs.

ARTICLE 5
Nature of Claims for Benefit Payments
5.1    Obligation of the Company. The Company will establish on its books a liability with respect to its obligations for benefits payable under the Plan to Participants and their Beneficiaries.
5.2    Participants' Rights Unsecured. The Plan is unfunded. The right of any Participant to receive payment of deferred amounts under the provisions of the Plan will be an unsecured claim against the general assets of the Company. The maintenance of individual Participant Accounts is for bookkeeping purposes only. The Company is not obligated to acquire, segregate, or set aside, in trust or otherwise, any assets of any kind for the discharge of its obligations under the Plan, nor will any Participant have any property rights in any particular assets held by the Company, whether or not held for the purpose of funding the Company's obligations under the Plan.
5.3    Establishment of Grantor Trust. The Company is responsible for the payment of amounts owing to Participants and Beneficiaries under the Plan. At the Company's sole discretion, the Company may establish one or more trusts of which the Company is the owner under Subpart E of Subchapter J, Chapter 1 of the Code (known as a grantor trust) and may deposit with the Trustee funds sufficient to pay amounts credited to Participants’ Deferred Cash Accounts under the Plan. Whether or not any such trust is irrevocable, its assets will at all times be subject to the claims of the Company's general creditors in the event of insolvency or bankruptcy. To the extent any benefits provided under the Plan are paid from a grantor trust, the Company will have no further obligation to pay Plan benefits. Any Plan benefits not paid from the grantor trust(s) will remain the Company's obligation.
ARTICLE 6
Administration
6.1    Plan Administrator. The Committee will be the administrator of the Plan and will have full discretionary power and authority to administer the Plan in all of its details.
6.2    Powers of the Committee as Administrator. The Committee's powers as administrator of the Plan will include, but will not be limited to, the following discretionary authority, in addition to all powers and authority provided elsewhere in the Plan:
(a)    to make and enforce such rules, regulations, and procedures, consistent with the terms of the Plan, as the Committee deems necessary or proper for the efficient administration of the Plan;
(b)    to interpret the terms and provisions of the Plan and to decide any and all questions arising under the Plan, including, without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision;
(c)    to determine the amounts to be distributed to any Participant or Beneficiary in accordance with the terms of the Plan and determine the person or persons to whom such amounts will be distributed;
(d)    to allocate or delegate its powers to other persons; and
(e)    to appoint persons to carry out administrative and recordkeeping functions with respect to the Plan.
6.3    Finality of Committee Determinations. Determinations by the Committee and any interpretation, rule, or decision adopted by the Committee under the Plan, or in carrying out or administering the Plan, will be final and binding for all purposes and upon all interested persons in the absence of clear and convincing evidence that the determination or interpretation was made arbitrarily or capriciously.
6.4    Claims Procedures. Any person making a claim for benefits under the Plan must submit the claim in writing to the Committee or its designee. If the Committee or its designee denies the claim in whole or in part, it will issue to the claimant a written notice explaining the reasons for the denial (with specific reference to the Plan provisions on which the denial is based) and identifying any additional information or documentation that might enable the claimant to perfect the claim. The claimant may, within 60 days of receiving a written notice of denial, submit a written request for reconsideration to the Committee or its designee, together with a written explanation of the basis for the request. The Committee or its designee will consider any such request and will provide the claimant with a written decision, which will include a written explanation of the reasons for the decision (with reference to the specific Plan provisions on which the decision is based). All interpretations, determinations, and decisions of the Committee with respect to any claim will be final and conclusive in the absence of clear and convincing evidence that the interpretation, determination, or decision was made arbitrarily or capriciously.
6.5    Indemnification. The Company agrees to indemnify and hold harmless any member of the Committee, any employee or former employee to whom the Committee delegates or allocates any of the Committee's responsibilities under the Plan, and any employee or former employee who has been asked to assist the Committee in any way (together, the "indemnified persons") against any liability (including, without limitation, payment of attorney's fees) that the indemnified person may incur as a result of the discharge of his or her duties and responsibilities in good faith under the Plan.
6.6    Right to Suspend Benefits and Correct Errors. To the extent consistent with the Section 409A Standards, the Committee or its designee may delay any payment until satisfied as to the correctness of the payment or the person to receive the payment or to allow filing in any court of competent jurisdiction for a legal determination of the benefits to be paid and the person to receive them. The Committee specifically reserves the right to correct errors of every sort, and each Participant hereby agrees, on his own behalf and on behalf of any Beneficiary, to any method of error correction specified by the Committee or its designee. The Committee is authorized to recover any payment made in error.
6.7    Incapacity. If the Committee or its designee determines that any person entitled to benefits under the Plan is a minor, an incompetent person, or other person incapable of providing a valid receipt, then any payment due to that person may be paid for the benefit of that person to the person's spouse, parent, or other party providing or reasonably appearing to provide for the care of that person, unless a duly qualified guardian or other legal representative has been appointed, in which case payment will be made to that guardian or legal representative.
6.8    Legal Holidays. If any day on (or on or before) which action under the Plan must be taken falls on a Saturday, Sunday, or legal holiday, that action may be taken on (or on or before) the next succeeding day that is not a Saturday, Sunday, or legal holiday; provided that this Section 6.8 does not permit any action that must be taken in one calendar year to be taken in any subsequent calendar year.
ARTICLE 7
Amendment or Termination of the Plan
The Company hopes and expects to continue the Plan in effect, but it reserves the right to amend the Plan, by action of the Board of Directors or its designee, in any respect at any time (retroactively if the Company so provides) and to terminate the Plan. Any amendment or termination will be set forth in a written instrument and signed by a duly authorized representative of the Company. In the event of an amendment or termination of the Plan, a

Participant's benefits will not be less than the amount credited to the Participant's Accounts immediately prior to the amendment or termination.
ARTICLE 8
Miscellaneous
8.1    No Assignment or Alienation. No payee may assign any payment due him under the Plan. No benefits at any time payable under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment, garnishment, levy, execution, or other legal or equitable process or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, or otherwise encumber any Plan benefit, whether payable presently or in the future, will be void.
8.2    Limitation of Rights. Neither the establishment nor amendment of the Plan, nor the payment of any benefits, will be construed as giving any individual any legal or equitable right against the Company, the Committee, or any Trustee. In no event will the Plan be deemed to constitute a contract between any individual and the Company, the Committee, or any Trustee.
8.3    Receipt and Release. Any payment of a benefit under the Plan to any Participant or Beneficiary will be in full satisfaction of all claims with respect to the benefit under the Plan against the Company, the Committee, and any Trustee.
8.4    No Effect on Future Service as a Director. Nothing in the Plan, nor any action taken under the Plan, shall be construed as giving any Participant a right to continue as a Director or require the nomination of a Participant for a future term as a Director.
8.5    Severability.     If any provision of the Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will remain fully enforceable.
8.6    Successor Company. In the event of the dissolution, sale, merger, consolidation, or reorganization of the Company, provision may be made by which a successor to all or a major portion of the Company will have all of the powers, duties, and responsibilities of the Company under the Plan.
8.7    Headings and Subheadings. Headings and subheadings are inserted for convenience only and are not to be considered in the construction of the provisions of the Plan.
8.8    Governing Law. To the extent not preempted by federal law, the Plan will be governed by, and construed and administered in accordance with, the laws of the Commonwealth of Massachusetts.

ARTICLE 9
Definitions and Rules of Construction

9.1    Definitions. As used in the Plan, the following words and phrases, when capitalized, have the following meanings:
(a)    "Account" means, with respect to a Participant, a bookkeeping account established for the Participant pursuant to Article 3 as a Deferred Cash Account or a Deferred DSU Account.
(b)    "Affiliate" means (1) any corporation that is a member of a controlled group of corporations (as defined in Code section 414(b)) of which the Company is also a member, (2) any trade or business, whether or not incorporated, that is under common control (as defined in Code section 414(c)) with the Company, (3) any trade or business that is a member of an affiliated service group (as defined in Code section 414(m)) of which the Company is also a member, or (4) to the extent required by regulations issued under Code section 414(o), any other organization. The term "Affiliate," however, does not include any corporation or unincorporated trade or business prior to the date on which that corporation, trade, or business satisfies the affiliation or control tests of (1), (2), (3), or (4) above.
(c)    "Beneficiary" means the person or persons designated pursuant to Section 4.5 to receive benefits under the Plan in the event of a Participant's death.
(d)    "Board of Directors" means the Board of Directors of the Company.
(e)     “Cash Compensation” means, with respect to an Eligible Director for a Plan Year, the Compensation payable to the Eligible Director for the Plan Year in the form of cash as an annual retainer or committee chair fees.
(f)    "Change in Control Event" means a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as determined in accordance with the Section 409A Standards, including §1.409A-3(i)(5).
(g)    “Code" means the Internal Revenue Code of 1986, as amended from time to time. Reference to a particular section of the Code includes reference to any regulations issued by the Department of Treasury under that section and any notices and other releases issued by the Internal Revenue Service interpreting or implementing that section.
(h)    "Committee" means the Executive Human Resources and Compensation Committee of the Board of Directors.
(i)    "Company" means Boston Scientific Corporation.
(j)    “Company Stock” means common stock of the Company.
(k)    “Compensation” means, with respect to an Eligible Director for a Plan Year, the annual fees payable by the Company to the Eligible Director for the Plan Year, including retainer fees and committee chair fees and equity-based awards to be granted under the LTIP, for serving as a member of the Board of Directors.

(l)    “Deferred Cash Account” means, with respect to a Participant, the Account established for the Participant pursuant to Section 3.3.
(m)    “Deferred DSU Account” means, with respect to a Participant, the Account established for the Participant pursuant to Section 3.4.
(n)    “Deferred DSUs” means Deferred Stock Units that become vested one year after the date of grant and are settled and distributed to a Participant in shares of Company Stock in accordance with Section 4.4 following the Participant’s Separation From Service.
(o)    “Deferred Stock Units” means equity compensation awarded to a grantee in the form of notional units of Company Stock, in accordance with section 10 (Defined Terms) of the LTIP, and that are settled and paid to the grantee in the form of shares of Company Stock at the rate of one share of Company Stock for each Deferred Stock Unit.
(p)    “Director” means a member of the Board of Directors.
(q)    "Eligible Director" means a Director who is not an employee of the Company or any of its Affiliates.
(r)    “Equity Compensation” means, with respect to an Eligible Director for a Plan Year, Compensation for the Plan Year that is payable to the Eligible Director in the form of equity-based awards under the LTIP. For avoidance of doubt this does not included Cash Compensation converted to equity.
(s)    "401(k) Plan" means the Boston Scientific Corporation 401(k) Retirement Savings Plan.
(t)    “LTIP” means the Boston Scientific Corporation 2011 Long-Term Incentive Plan, as amended from time to time, and any successor to that plan.
(u)    "Measuring Investments" means the investment funds selected by the Committee or its designee from time to time from among which a Participant can choose to serve as a measure the of earnings (positive or negative) on amounts credited to the Participant’s Deferred Cash Account, as provided in Section 3.3. The Committee or its designee will select Measuring Investments that replicate, to the extent the Committee deems practicable, the investment options made available from time to time under the 401(k) Plan, provided, however, that the Committee or its designee will be not be under any obligation to provide a Measuring Investment with respect to Company Stock. The Committee or its designee may, in its sole discretion, add or eliminate Measuring Investments from time to time for any reason.
(v)    "Participant" means an Eligible Director who becomes a participant in the Plan pursuant to Section 2.1 and has not ceased to be a Participant pursuant to Section 2.2.
(w)    "Plan" means the Boston Scientific Corporation Non-Employee Director Deferred Compensation Plan, as set forth in this document, as amended from time to time.
(x)    “Plan Year” means a calendar year beginning on or after January 1, 2014.

(y)    "Section 409A Standards" means the applicable requirements and standards for nonqualified deferred compensation plans established by Code section 409A.
(z)    "Separation From Service" means, with respect to a Participant, the expiration of the contract under which services are performed by the Participant for the Company and its Affiliates if the expiration constitutes a good-faith and complete termination of the Participant’s contractual relationship with the Company and all of its Affiliates within the meaning of the Section 409A Standards, including §ì1.409A-1(h).Whether a Separation From Service has occurred will be determined in accordance with the Section 409A Standards, including §1.409A-1(h). The Committee may, but need not, elect in writing, subject to the applicable limitations under the Section 409A Standards, any of the special elective rules prescribed in §1.409A-1(h) for purposes of determining whether a Separation From Service has occurred. Any such written election will be deemed to be part of the Plan.
(aa)    "Specified Employee" has the meaning given in Code section 409A(a)(2)(B)(i).
(bb)    "Trustee" means a trustee of a trust established under Section 5.3.
9.2    Rules of Construction. The following rules of construction will govern in interpreting the Plan:
(a)    Words used in the masculine gender will be construed to include the feminine gender, where appropriate, and vice versa.
(b)    Words used in the singular will be construed to include the plural, where appropriate, and vice versa.
(c)    If any provision of the Plan is held to be illegal or invalid for any reason, that provision will be deemed to be null and void, but the invalidation of that provision will not otherwise impair or affect the Plan.
(d)    The Plan is intended to comply with Code section 409A, and it will be construed and administered accordingly. The provisions of the Plan and all deferral elections under Plan will be effected, construed, interpreted, and applied in a manner consistent with Section 409A Standards. To the extent that any terms of the Plan or a deferral election would subject any Participant to gross income inclusion, interest, or additional tax pursuant to Code section 409A, those terms are to that extent superseded by the applicable Section